EXHIBIT 16.1

Green & Company, CPAs A PCAOB Registered Accounting Firm

May 16, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response of Item 4.01 of the Form 8-K for the events that occurred on April 28, 2017, May 1, 2017 and May 15, 2017, to be filed by our former client, Bravatek Solutions, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in the Form 8-K mentioned above.

Sincerely,

/s/ Green & Company, CPAs LLC

Green & Company, CPAs

Temple Terrace, FL